Exhibit 19.1

Insider Trading Policy

In order to take an active role in the prevention of insider trading violations by officers, directors, employees and other related individuals of DMC Global Inc. (the “Company”) and its subsidiaries, the Company has adopted this Insider Trading Policy (the “Policy”).
Statement of Intent
The Company opposes the misuse of material non-public information in the trading of securities and it is the intent of this Policy to implement procedures designed to prevent trading based on material non-public information regarding the Company, including any of its subsidiaries.
Covered Parties
The Policy covers officers, directors and all other employees of, or consultants or contractors to, the Company and its subsidiaries, as well as their immediate families, and members of their households (“Insider(s)”). These restrictions also apply to any entity over which an Insider exercises or shares investment control (such as a partnership or family trust). Insiders are responsible for the compliance of their family members and personal household.
Covered Transactions
This Policy applies to all transactions in the Company’s securities, including common stock and any other securities the Company may issue from time to time, such as preferred stock, warrants and convertible debentures, as well as to derivative securities relating to the Company’s stock, whether or not issued by the Company, such as publicly-traded options.
Prohibited Transactions
No Insider shall engage in any transaction involving a purchase, sale or gift of the Company’s securities, including any offer to purchase or offer to sell, during any period in which the Insider possesses material non-public information concerning the Company or its subsidiaries.
No Insider shall disclose (“tip”) material non-public information about the Company or its subsidiaries to any other person where such information may be used by such person to his or her profit by trading in the securities of companies to which such information relates, nor shall such Insider or related person make recommendations or express opinions on the basis of material non-public information as to trading in the Company’s securities.
No Insider shall engage in any transaction involving the purchase, sale or gift of another company’s securities while in possession of material non-public information about such company when that information is obtained in the course of employment with, or the performance of services on behalf of, the Company and for which there is a relationship of trust and confidence concerning the information.
Definition of Material Non-Public Information
It is not possible to define all categories of material information. However, information should be regarded as material if there is a substantial likelihood that it would be considered important to a reasonable investor in making an investment decision regarding the purchase or sale of the Company’s securities. Put another way, there must be a substantial likelihood that the information would be viewed by the reasonable investor as having significantly altered the total mix of information available in the market concerning the Company. Either positive or negative information may be material. Depending on facts and circumstances, information that may be considered material includes, but is not limited to:
•Projections of future earnings or losses, or other earnings guidance, or changes in projections or guidance;
•Financial performance, especially quarterly and year-end earnings or significant changes in financial performance or liquidity;
•A pending or proposed merger, acquisition, joint venture, tender offer, or an acquisition or disposition of significant assets;
•A Company restructuring;
•A change in dividend policy, the declaration of a stock split, or an offering of additional securities;
•A change in senior management;
•A change in auditors or notification that the auditor’s reports may no longer be relied upon;
•Actual or threatened major litigation, or the resolution of such litigation;
•Impending bankruptcy or the existence of severe liquidity problems;
•A significant cybersecurity incident; or
•The imposition of an event-specific restriction on trading in Company securities or the securities of another company, or the extension or termination of such restriction.
Non-public information is any information that has not been disclosed generally to the marketplace. Once the Company has made a public announcement of material information, including through an earnings release, the Company’s shareholders and the investing public should be afforded the time to receive the information and act upon it. The information should not be considered as public, and you should not engage in any transactions, until after the close of the second full trading day after the information has been released.
Additional Restrictions
Insiders are subject to additional restrictions contained in the DMC Policy on Hedging, Pledging and Certain Other Securities Transactions, attached as Exhibit A, which includes restrictions on selling Company shares short, buying or selling puts, calls or other derivatives related to Company securities, trading Company securities on margin, pledging Company shares or engaging in hedging transactions. Any Company shares purchased in the open market (including shares purchased under the Employee

Stock Purchase Plan (“ESPP”)) should be held for a minimum of six months. Directors and executive officers of the Company are also subject to the short-swing profit rule under Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which prevents those persons from profiting, even unintentionally, on any combination of transactions involving Company shares within a six-month time period.
Company Blackout Periods
The Company has determined that all officers, directors, and those other persons identified on Exhibit B (as may be amended from time to time by the Compliance Officer (as defined below)) (“Certain DMC Associates”) are subject to the following:
•Regularly Scheduled Blackout Periods. Certain DMC Associates may not trade in Company securities within the period commencing 7 calendar days before the end of each quarter and ending after the close of the second full trading day after the Company announces publicly its quarterly or annual earnings.
•Special Blackout Periods. Certain DMC Associates may not trade in Company securities during any special blackout periods designated by the Company. You will be informed by the Compliance Officer if you are subject to a special blackout period. Certain DMC Associates are also prohibited from disclosing to any other outside party the existence of any such special blackout periods.
No Insider in possession of material non-public information concerning the Company may trade in Company securities, even if such trades were to occur outside the blackout periods. After such information becomes publicly available, an Insider may trade in Company securities after the close of trading on the second full trading day following the Company’s public release of such information, and so long as such trade occurs outside the blackout periods.
Pre-clearance of Trades by Executive Officers and Directors
All executive officers and directors of the Company must refrain from engaging in transactions in the Company’s securities, even when outside of blackout periods, without first contacting the Company’s Compliance Officer and obtaining pre-clearance to commence trading in the Company’s securities. Executive officers and directors should obtain pre-clearance prior to enrolling in the ESPP. In addition, all executive officers and directors are required to comply with Section 16 of the Exchange Act, and related rules and regulations which set forth reporting obligations as well as limitations on “short swing” transactions. The Company is available to assist in filing Section 16 reports. Please direct any inquiries concerning compliance to the Compliance Officer.
Adoption and Effect of 10b5-1 Trading Plans
The Company permits Certain DMC Associates to adopt trading plans in accordance with Rule 10b5-1(c) promulgated under the Exchange Act (17 C.F.R. §240.10b5-1(c)) and otherwise pursuant to the Company’s procedure for adopting such a trading plan (a “10b5-1 trading plan”). The restrictions on trading set forth in this Policy shall not apply to trades made pursuant to a 10b5-1 trading plan. More information concerning trading plans is available from the Compliance Officer. A 10b5-1 trading plan must be approved in advance by the Compliance Officer.
Exemptions from this Policy
This Policy does not apply to the exercise of a stock option acquired under the Company’s equity compensation plans or the forfeiture of shares to the Company to satisfy tax withholding requirements in connection with an equity compensation award or a similar transaction so long as, in each case, only the Company and the relevant Insider are involved in the transaction. Such transactions may, however, trigger reporting requirements for Certain DMC Associates. Automatic purchases under the ESPP are not exempt from this Policy unless enrollment in the ESPP is structured so as to meet the requirements of a 10b5-1 trading plan.
Consequences for Violation
Employees who violate this Policy shall also be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s equity stock option and other incentive plans or termination of employment.
Pursuant to U.S. federal and state securities laws, Insiders may be subject to criminal and civil fines and penalties as well as imprisonment for engaging in transactions in the Company’s securities at a time when they have knowledge of material non-public information regarding the Company or its subsidiaries. In addition, Insiders may be liable for improper transactions by any person (commonly referred to as a “tippee”) to whom they have disclosed material non-public information regarding the Company or its subsidiaries or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities.
If securities transactions are scrutinized, they are likely to be viewed after-the-fact with the benefit of hindsight. As a result, before engaging in any transaction, Insiders must carefully consider how the transaction might be construed in the bright light of hindsight.
Individual Responsibility
Every officer, director and other employee, consultant and contractor has the individual responsibility to comply with this Policy, and the applicable laws of their jurisdiction. An Insider may, from time to time, have to forego a proposed transaction in the Company’s securities even if he or she planned to make the transaction before learning of the material non-public information and even though the Insider believes he or she may suffer an economic loss or forego anticipated profit by waiting. Trading in the Company’s securities during the trading window should not be considered a “safe harbor,” and all directors, officers and other persons should use good judgment at all times.
Post-Termination Transactions
This Policy continues to apply to transactions in Company securities even after termination of service to the Company. If an individual is in possession of material non-public information when his or her service terminates, that individual may not engage in transactions in Company securities until that information has become public or is no longer material.
Compliance Officer
The Company’s Associate General Counsel shall serve as the Compliance Officer under this Policy (the “Compliance Officer”). The duties of the Compliance Officer shall include, but are not limited to, the following:
•Pre-clearing transactions as required under this Policy.
•Assisting, as requested, in the preparation and filing of Section 16 reports (Forms 3, 4 and 5) for Section 16 reporting persons.
•Reviewing and approving 10b5-1 trading plans.
•Serving as the designated recipient at the Company of copies of reports filed with the SEC by Section 16 reporting persons under Section 16 of the Exchange Act.
•Periodically reminding all Section 16 reporting persons of their obligations to report and sending quarterly reminders of the dates that the trading window described above begins and ends.
•Circulating the Policy (and/or a summary thereof) to all employees, including Section 16 reporting persons, on an annual basis.
•Assisting the Company in implementation of the Policy.
•Coordinating with Company counsel regarding compliance activities with respect to Rule 144 requirements, Section 16 of the Exchange Act and insider trading laws to ensure that the Policy is amended as necessary to comply with such requirements.
Please consult with the Compliance Officer if you have any questions regarding this Policy or any proposed transaction.

EXHIBIT A

Policy on Hedging, Pledging and Certain Other Securities Transactions

[Omitted pursuant to Item 601(a)(5) of Regulation S-K and will be furnished to the SEC upon request.]

EXHIBIT B

Certain DMC Associates

[Omitted pursuant to Item 601(a)(5) of Regulation S-K and will be furnished to the SEC upon request.]